UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 5, 2020

YELP INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35444	20-1854266
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)
140 New Montgomery Street, 9th Floor
San Francisco, California 94105
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (415) 908-3801

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.000001 per share	YELP	New York Stock Exchange LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
The description of the Credit Agreement set forth in Item 2.03 of this Current Report is incorporated herein by reference.
Item 2.02 Results of Operations and Financial Condition.
On May 7, 2020, Yelp Inc. (the “Company”) announced its financial results for the first quarter ended March 31, 2020 by issuing a Letter to Shareholders (the “Letter”) and a press release. Copies of the press release and the Letter are furnished as Exhibits 99.1 and 99.2 to this Current Report on Form 8-K, respectively.
The information in this Item 2.02 and the exhibits attached hereto are furnished to, but not “filed” with, the Securities and Exchange Commission (“SEC”) and shall not be deemed to be incorporated by reference into any of the Company’s filings with the SEC under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof, regardless of any general incorporation language in such filing.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On May 5, 2020, the Company entered into a Credit Agreement with Wells Fargo Bank, National Association (the "Credit Agreement"), which provides for a $75.0 million senior unsecured revolving credit facility and a letter of credit sub-limit of $25.0 million. The commitments under the Credit Agreement expire on May 5, 2023 (the "Maturity Date"). The proceeds of the loans under the Credit Agreement may be used for working capital and general corporate purposes. The Company has the right to repay loans under the Credit Agreement in whole or part at any time without penalty. Amounts prepaid may be reborrowed. As of the closing date of the Credit Agreement, no loans or letters of credit were outstanding under the Credit Agreement. The Company intends to move its existing letters of credit in aggregate amount of approximately $21 million under the Credit Agreement sub-limit.
Loans under the Credit Agreement bear interest, at the Company's option, at either a rate based on the reserve adjusted London Interbank Offered Rate ("LIBOR") for the applicable interest period or a base rate, in each case plus a margin. The base rate is the highest of (a) Wells Fargo's publicly announced prime rate, (b) the federal funds rate plus 0.50% and (c) one month LIBOR plus 1.0%. The margin is 1.25% for LIBOR loans and 0.25% for base rate loans. Interest on the loans is payable monthly in arrears for base rate loans and at the end of the applicable interest period (or, if the interest period extends over three months, at the end of each three-month interval during the interest period) for LIBOR loans. Principal, together with accrued and unpaid interest, is due on the Maturity Date. The Company is also required to pay a commitment fee on the undrawn portion available under the revolving credit facility of 0.25% per annum and a letter of credit fee on the undrawn portion of any letter of credit of 0.70% per annum, each paid quarterly in arrears.
The Credit Agreement includes a minimum liquidity covenant that requires the Company to maintain at least $300 million of cash, cash equivalents, marketable securities and funds available under the revolving credit facility at all times until the earlier of (a) March 31, 2021 or (b) the end of the first four-fiscal-quarter period for which the Company’s adjusted EBITDA meets a minimum level. After such time, the Credit Agreement requires the Company to comply with a maximum consolidated leverage ratio of 3.00 to 1.00 and a minimum consolidated interest coverage ratio of 3.50 to 1.00, measured in each case at the end of each of the Company’s fiscal quarters.
The Credit Agreement also contains limitations on the Company’s ability to: create, incur, assume or be liable for indebtedness; dispose of assets outside the ordinary course; acquire, merge or consolidate with or into another person or entity; create, incur or allow any lien on any of its property; make investments; or pay dividends, make distributions or repurchase shares, in each case subject to certain exceptions. In addition, the Credit Agreement provides for certain events of default such as nonpayment of principal and interest when due, breaches of representations and warranties, noncompliance with covenants, acts of insolvency and default on indebtedness held by third parties (subject to certain limitations and cure periods).
This description of the Credit Agreement is a summary only and qualified in its entirety by reference to the text of the Credit Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ending June 30, 2020.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description
99.1	Press Release, dated May 7, 2020, entitled “Yelp Reports First Quarter 2020 Financial Results.”
99.2	Letter to Shareholders, dated May 7, 2020.
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	May 7, 2020	YELP INC.
		By:	/s/ David Schwarzbach
David Schwarzbach
Chief Financial Officer